Exhibit 99.1

Rex Energy Corporation Announces Date of 2010 Annual Meeting of Stockholders

STATE COLLEGE, Pa., Mar 25, 2010 (GLOBE NEWSWIRE) — Rex Energy Corporation (“Rex Energy”) (Nasdaq:REXX) today announced that it will hold its 2010 Annual Meeting of Stockholders on Thursday, June 24, 2010. The board of directors established Tuesday, April 27, 2010 as the record date for determining stockholders entitled to vote at the meeting, which is scheduled to begin at 1:00 p.m. Eastern Time and take place at the Ramada Conference Center State College located at 1450 South Atherton Street, State College, Pennsylvania.

Because the 2010 Annual Meeting of Stockholders will be held on a date that is more than 30 days from date of the previous year’s annual stockholders’ meeting, Rex Energy also announced today that, in accordance with its bylaws, the previously announced deadline for receipt of stockholder proposals and nominations for election of directors for the 2010 Annual Meeting of Stockholders has been extended to April 5, 2010. Stockholder proposals and nominations must be submitted in writing to the Secretary at Rex Energy’s principal executive office at 476 Rolling Ridge Drive, Suite 300, State College, Pennsylvania 16801. All proposals and nominations must comply in all respects with the rules and regulations of the U.S. Securities and Exchange Commission and Rex Energy’s bylaws. Rex Energy may reject any stockholder proposal or nomination that does not comply with these requirements.

About Rex Energy Corporation

Rex Energy is an independent oil and gas company operating in the Illinois Basin and the Appalachian Basin of the United States. The company has pursued a balanced growth strategy of exploiting its sizable inventory of lower risk developmental drilling locations, pursuing its higher potential exploration drilling prospects and actively seeking to acquire complementary oil and natural gas properties.

For more information, contact:

Julia Williams, Manager, Investor Relations

(814) 278-7130

jwilliams@rexenergycorp.com